Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Nexalin Inc. and Subsidiary (the “Company”) on this Amendment #1 to Form S-1 (No. 333-261989) of our report dated September 9, 2021, except for Note 1 and 13 as to which the date is December 7, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements the Company as December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey

January 28, 2022